Exhibit 99.3
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                                  NEWS RELEASE

For Immediate Release                                 Contact: Sue D'Augusta
                                                      650 875-4860

FNB Bancorp Reports First Quarter, 2002 Results


South San Francisco, CA: April 26, 2002: FNB Bancorp, (Bulletin Board FNBG) the holding company for First National Bank of Northern California, announced that net earnings for the quarter ended March 31, 2002 were $766,000, a 50.9% decline from earnings of $1,559,000 in the same period of 2001. This represented earnings of $0.33 per share in 2002 versus $0.70 in 2001.

The year 2001 brought a succession of 11 drops in the prime lending rate and the effects of the lower rate have continued through the first quarter of 2002. As a result, net interest income for the quarter ended March 31, 2002 was down $399,000 compared to the same quarter in 2001. The first quarter of 2002 had no securities sales, whereas the first quarter of 2001 included a gain on sale of securities of $52,000. On the expense side, the first quarter of 2002 saw an increase in equipment expense and professional fees of $533,000 over 2001, as the Bank incurred additional expenses in the final phase of converting its accounting and related application systems.


CAUTIONARY STATEMENT: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

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